                            ASSET PURCHASE AGREEMENT

         AGREEMENT, made as of this 11th day of July, 2005, by and among G-III
Leather Fashions, Inc., a New York corporation ("Buyer"), G-III Apparel Group,
Ltd. ("G-III"), Winlit Group, Ltd., a New York corporation ("Winlit"), David
Winn ("Winn") and Richard Madris ("Madris") (Winlit, Winn and Madris
are collectively referred to as the "Winlit Group").

                              W I T N E S S E T H:
                               - - - - - - - - - -

         WHEREAS, Winlit is an apparel company that manufactures and markets men's and women's outerwear pursuant to license agreements with Guess, London
Fog, Pacific Trail, Ellen Tracy Leather, Tommy Hilfiger Outerwear and
BCBGMAXAZRIA and under brands owned by Winlit or its Affiliates, among others;

         WHEREAS, trusts created by Winn and Madris are the sole shareholders of Winlit ;

         WHEREAS, Winlit desires to sell, and Buyer desires to purchase, with certain exceptions, the assets owned, and the businesses and operations conducted, by Winlit upon the terms and subject to the conditions set forth in this Agreement; and

         WHEREAS, Buyer intends to create a new division (the "Division") in which to use the Assets (as defined below) to commercially exploit the licensed product and private label business conducted by Winlit together with such other businesses as may be from time to time assigned to or generated by the Division.

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the parties hereto agree as follows:

         1. Definitions. As used herein, the following terms shall have the following meanings:

             1.1 Assets means the tangible and intangible assets used in connection with the business and operations of Winlit (collectively, the
"Business"), except for the "Excluded Assets" (as hereinafter defined). Without limiting the generality of the foregoing, the Assets shall include the following:

                 (a) all registered and unregistered trademarks, trade names, service marks, designs, franchises, licenses, permits, privileges and other proprietary rights if any, owned or held and used by or useful to Winlit in connection with the Business including, without limitation, those set forth in
Schedule 1.1(a) hereto;

                 (b) all furniture, fixtures, improvements, office materials and supplies, and other tangible personal property of every kind and description owned or held and used by or useful to Winlit in connection with the Business.

                 (c) all rights and benefits of Winlit under lease agreements, entered into by, or for the benefit of, Winlit or owned or held and used by or useful to Winlit in connection with the Business and under all other contracts, agreements and commitments in connection with their respective businesses and operations, which are set forth on Schedule 1.1(c) (which shall also specify those contracts the assignment of which requires third party consent);

                 (d) all warranties, rights and other intangible assets of any member of the Winlit Group and/or the shareholders of Winlit in connection with the Business.

                 (e) all records and files of Winlit, including, without limitation, customer and supplier lists, records, files and account statements, correspondence with customers or suppliers and potential customers or suppliers and all related documents, records of purchase and invoices recording purchases, customer orders, stockroom records, financial accounting and credit records, personnel records, general correspondence and any similar document or record related to or useful for or in the Business, but specifically excluding the minute books and records relating solely to the incorporation of Winlit;

                 (f) all transferable insurance policies owned by, or entered into by or on behalf of, any member of the Winlit Group in connection with the
Business, other than life insurance policies with respect to Winn and Madris;

                 (g) all purchase and sales orders in process on the Closing Date
(as defined in Section 1.4 hereof) to the extent merchandise thereunder has not been shipped to customers of Winlit and which are not, therefore, accounts receivable ("Orders-in-Process") as are specified on Schedule 1.1(g);

                 (h) all samples (other than old samples as set forth in
Section 1.2(g)), patterns, drawings, creative designs, ideas (including those in the possession of third parties, but which are the property of Winlit), sketches, plans and other similar matters, however evidenced;

                 (i) all of Winlit Group's goodwill and going concern value in the
Business; and

                 (j) all inventory of Winlit as set forth on Schedule 1.1(j) hereto
(the "Purchased Inventory").

             1.2 Excluded Assets means (a) all cash and marketable securities of
Winlit, whether on hand or in banks, held by or on behalf of or for Winlit and all bank accounts or accounts with other financial institutions held by or in the name of or on behalf of Winlit, (b) all prepaid expenses, accounts and notes receivable of Winlit, (c) the security deposit with respect to the lease at 463
Seventh Avenue, New York, New York, (d) claims or causes of action of Winlit,
(e) inventory of Winlit other than Purchased Inventory, (f) furniture, fixtures and equipment located at the warehouse leased by Winlit at 900 Passaic Avenue,
Harrison, New Jersey and (g) old samples not related to any products sold within the past year.

             1.3 Closing means the consummation of the purchase, assignment, conveyance and sale of the Assets contemplated hereunder. It is contemplated that the Closing shall take place immediately following the execution and delivery of this Agreement.

             1.4 Closing Date means the date on which this Agreement is executed and delivered by all the parties hereto or at such other date as the parties may agree.

             1.5 Closing Place means the offices of Fulbright & Jaworski L.L.P.,
666 Fifth Avenue, New York, New York, or such other place as the parties may agree.

             1.6 Code means the Internal Revenue Code of 1986, as amended.

             1.7 Direct Operating Income or DOI means net sales (inclusive of accrued returns, markdowns and allowances) of the Division less (i) cost of sales, including royalties and license fees, except for $100,000 to be paid to
Guess?, Inc. with respect to the years ending January 31, 2007, 2008 and 2009, and (ii) the direct expenses of the Division set forth on Schedule 1.7 hereof, all as determined in accordance with Buyer's accounting procedures utilized in preparing internal financial statements for Buyer's divisions.

             1.8 ERISA means the Employee Retirement Income Security Act of
1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

             1.9 Encumbrances mean any mortgages, pledges, preemptive purchase rights, security interests, claims, liens, charges, or other encumbrances of any kind including, without limitation, any liens arising under or in connection with Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code.

             1.10 knowledge of a person means such person's actual knowledge after reasonable inquiry of all persons who may reasonably be expected to have knowledge of the matter at issue.

             1.11 Tax means (i) any tax of any kind, a levy or other like assessment, customs, duties, imposts, charges or fees (including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, sales, use, transfer, registration, value added, alternative or add-on-minimum, estimated or other tax of any kind whatsoever) imposed by or payable to the United States or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, (ii) any liability for the payment of any amounts described in (i) as a result of being (or ceasing to be) a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (iii)
any liability for the payment of any amount described in (i) or (ii) as a result of being a transferee or successor to any person or as a result of any express or implied obligation to indemnify any other person.

             1.12 Tax Return means any return, statement, claim for refund, report, estimate, declaration, information return form or other document filed or required to be filed in connection

with the determination, assessment or collection of any taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes, including any schedule or attachment thereto and any amendment thereof.

         2. Purchase of Assets and Purchase Price.

             2.1 Purchase of Assets. Subject to the terms and upon satisfaction of the conditions contained in this Agreement, at the Closing, Winlit shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Winlit, the Assets, free and clear of all Encumbrances, for the consideration specified in Section 2.4 hereof.

             2.2 Non-Assumption of Liabilities. Except as specifically set forth on Schedule 2.2, in this Section 2.2 and in Sections 2.4 and 2.5 hereof, Buyer expressly does not, and shall not, assume or be deemed to have assumed under this Agreement or by reason of any transaction contemplated hereunder, any debts, liabilities (contingent or otherwise) or obligations of any of the members of the Winlit Group or any shareholder of Winlit of any nature whatsoever. Buyer shall assume the obligations arising subsequent to the Closing
Date under all contracts, agreements, commitments and leases of Winlit being assigned or transferred to Buyer hereunder, but only to the extent disclosed in
Schedule 1.1(c) or 2.2 hereto (collectively, the "Assumed Obligations");
provided, however, that notwithstanding any other provision of this Agreement, the Assumed Obligations shall not include any (i) debts, liabilities (contingent or otherwise) or obligations of any of the members of the Winlit Group or any shareholder of Winlit (including, without limitation, trade accounts payable and liabilities that should be accrued on the Financial Statements (as defined herein) in accordance with generally accepted accounting principles up to the
Closing Date) with respect to those Assumed Obligations referred to in this section, arising out of any contract, agreement, commitment or lease (a)
required to be listed but not listed on Schedule 1.1(c) hereto (regardless of any knowledge thereof on the part of Buyer) or (b) the benefits of which are not validly assigned to Buyer, (ii) any liabilities arising from customer complaints or any related customer chargebacks (including all deductions of any kind)
relating to the Business prior to the Closing Date, or (iii) any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable, including without limitation any liability for Taxes (a) any member of the Winlit Group or any shareholder of Winlit, whether or not it relates to the operation of Winlit's business, (b) arising from the operation of Winlit's business or the ownership of the Assets on or prior to the Closing Date or (c)
arising out of the consummation of the transactions contemplated hereby (for purposes of this Section 2.2, all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between Winlit and Buyer based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date). Notwithstanding anything to the contrary contained herein, it shall be the responsibility of Buyer to reimburse
Winlit for any customs and duty charges paid by Winlit with respect to any of the Purchased Inventory.

             2.3 Transfer and Assumption Documents.

                   (a) At the Closing, the members of the Winlit Group shall
deliver to Buyer such deeds, bills of sale, endorsements, assignments and other instruments of sale,

conveyance, transfer and assignment, satisfactory in form and substance to Buyer and its counsel, as may be requested by Buyer, in order to convey to Buyer good and marketable title to the Assets, free and clear of all Encumbrances.

                 (b) At the Closing, the members of the Winlit Group shall
deliver to Buyer all written consents which are required under any contract or agreement being assigned to Buyer hereunder; provided, however, that as to any such contract or agreement the assignment of which by its terms requires prior consent of the parties thereto, if such consent is not obtained prior to or on the Closing Date, the members of the Winlit Group shall deliver to Buyer written documentation setting forth arrangements for the transfer of the economic benefit of such contracts or agreements to Buyer as of the Closing Date under terms and conditions acceptable to Buyer.

                 (c) At the Closing, Buyer will deliver to Winlit such
instruments and documents, satisfactory in form and substance to Winlit and its counsel, as may be requested by Winlit in order to effect the assumption of the
Assumed Obligations by Buyer.

             2.4 Purchase Price.

                 (a) The aggregate consideration to be paid by Buyer to Winlit, for the Assets (the "Consideration") shall be equal to the sum of (i)
$5,740,000, and (ii) the amount set forth on Schedule 2.4 hereto for the
Purchased Inventory, payable as set forth on Schedule 2.4. The Consideration shall be paid by Buyer by the assumption of an amount of Winlit's debt to CIT
(hereinafter defined) equal to the Consideration pursuant to the assumption agreement attached hereto as Exhibit B.

             (b) Subject to the provisions of clauses (i) through (iv) below,
Buyer also agrees to pay to Winlit or its assigns for the period beginning on the Closing Date and ending on January 31, 2006 and for each of the one-year periods ending on January 31, 2007, 2008 and 2009 (each an "Earn Out Period" and collectively, the "Earn Out Periods") such additional amounts (each an "Earn Out
Payment and collectively, the "Earn Out Payments") if the Division achieves a minimum DOI (the "Minimum DOI") in each period as follows: (i) with respect to the period ending January 31, 2006, provided the Division achieves a Minimum DOI for that period of at least $4.0 million, an amount equal to fifteen percent
(15%) of the Division's DOI for that period; provided, however, that if the
Division achieves a DOI of at least $5.5 million (the "Target") for the period beginning on the Closing Date and ending January 31, 2006, then the amount shall be equal to twenty-five percent (25%) of the Division's DOI for that period;
provided, further however, that in determining the Division's DOI for the period beginning on the Closing Date and ending January 31, 2006 (for all purposes under this Agreement including but not limited to calculating the DOI to determine the Earn Out Payment and determining whether the Division has achieved the Minimum DOI and/or the Target for such period), an amount equal to $245,000 shall be added to the actual DOI for such period; (ii) with respect to the period ending January 31, 2007, provided the Division achieves a Minimum DOI for that year of at least $2.5 million, an amount equal to twenty percent (20%) of the Division's DOI for that year; (iii) with respect to the period ending

January 31, 2008, provided the Division achieves a Minimum DOI for such year of at least $3.0 million, an amount equal to twenty percent (20%) of the Division's
DOI for that year; and (iv) with respect to the period ending January 31, 2009, provided the Division achieves a Minimum DOI for such year of $3.0 million, an amount equal to the excess of twenty percent (20%) of the Division's DOI for that year over $100,000; and provided further that the Earn-Out Payment with respect to the period ending (A) January 31, 2008 shall not in any event exceed
$3.0 million; and (B) January 31, 2009 shall not in any event exceed $3.0 million. If no Earn-Out Payment is earned with respect to the year ending
January 31, 2009, the members of the Winlit Group jointly and severally agree to pay to Buyer an aggregate of $100,000.

                 (i) If no Earn-Out Payment is made with respect to any one or more periods because the DOI with respect to such Earn Out Period or Periods is less than the Minimum DOI, Buyer shall not be required to make any Earn Out
Payment for such Earn Out Period unless the Division's DOI for any one or more subsequent Earn Out Period exceeds the Minimum DOI for that period or those periods by an amount at least equal to the deficiency in the prior Earn-Out
Periods. In such event, in determining the required Earn Out Payment, an amount of DOI from the subsequent Earn Out Periods necessary to have achieved the
Minimum DOI for the prior Earn Out Period shall be added to DOI for the prior
Earn Out Period and deducted from DOI in each such subsequent Earn Out Period.
Earn Out Payments shall be paid with respect to each of these Earn Out Periods based on the percentage of DOI that applies to each period.

                 (ii) If the Division does not achieve the Minimum DOI with respect to any Earn Out Period, an Earn-Out Payment shall be made with respect to such Earn-Out Period provided that the aggregate DOI for prior Earn-Out
Periods exceeded the aggregate Minimum DOI for such periods by an amount at least equal to the DOI deficiency in the subsequent Earn Out Period. In such event, in determining the required Earn Out Payment the Earn Out Payment for such subsequent Earn Out Period shall be based on the actual DOI for the
Division for such subsequent Earn Out Period.

                 (iii) If the Division's aggregate DOI for all of the Earn Out
Periods is less than $9.7 million, then any Earn Out Payments previously paid by
Buyer with respect to such Earn Out Periods shall be forfeited by Winlit and repaid to Buyer. The obligation to repay Earn Out Payments under this clause
(iii) is a joint and several obligation of the members of the Winlit Group.

                 (iv) Any payment required to be made under this Section 2.4(b)
shall be made within 90 days of the end of the one-year period to which such payment relates and shall include an accounting (the "Accounting") of the amount of payment due. Buyer shall make the Division's books and records of account, budgets, and forecasts reasonably available to Winlit solely for use in verifying and calculating Earn Out Payments.

                 (v) As soon as reasonably practicable, but in any event within
30 days of delivery by Buyer to Winlit of the Accounting, Winlit shall inform the Buyer in writing that the Accounting is acceptable or object to the
Accounting, setting forth a specific description of the objection. If Winlit does not respond within such 30 day period, it will be deemed to have accepted the Accounting. If the Buyer does not agree with an objection of Winlit or such objections are not resolved on a usually agreeable basis within 30 days of the
Buyer's receipt of any objections, any such disagreements shall be promptly submitted to a

mutually agreeable independent certified public accounting firm (the
"Independent Firm"). If Winlit and Buyer cannot agree on the selection of the
Independent Firm, they shall request the American Arbitration Association in New
York, New York, to select the Independent Firm. The Independent Firm shall resolve such dispute within 30 days after submission of the dispute by the parties. The fees, costs and expenses of the Independent Firm shall be equally borne by the parties. In the event that the Independent Firm determines that
Buyer underpaid amounts due to Winlit pursuant to Section 2.4, Buyer shall to pay Winlit interest on such underpaid amount from the time such payment was due until it is paid at a rate equal to the prime rate of interest as announced by
Fleet National Bank, a Bank of America company, on the date such payment was due. In the event that the Independent Firm determines that Buyer overpaid amounts due to Winlit pursuant to Section 2.4. Winlit shall return the amount of such repayment, without interest.

                 (c) Any amounts payable by Buyer to Winlit under this Agreement shall be paid to the CIT Group/Commercial Services Inc. ("CIT") for the account of Winlit, provided, however, that in the event that Buyer is notified in writing executed by CIT that it has been paid in full, any further amount payable by Buyer to Winlit under this Agreement shall be paid directly to Winlit or its assigns.

             2.5 Allocation of Purchase Price. Buyer shall prepare an allocation of the Consideration (and all other capitalized costs) among the Assets in accordance with the applicable requirements of Section 1060 of the Code prior to the time of any required tax filings with respect thereto and subject to any adjustment to the consideration pursuant to Section 2.4(b). The parties agree to report this transaction for tax purposes in accordance with the allocation set forth on Schedule 2.5 hereto. If any taxing authority makes or proposes an allocation with respect to the Assets that differs materially from the allocation prepared by Buyer pursuant to this Section 2.5, each of Buyer on the one hand and Winlit on the other shall have the right, at its election and expense, to contest such authority's determination. In the event of such a contest, the other party or parties shall cooperate reasonably with the contesting party but shall have the right to file such protective claims or returns as may be reasonably required to protect its interests.

         3. Representations and Warranties of the Winlit Group. Each of the
members of the Winlit Group, jointly and severally, represent, warrant and covenant to Buyer that:

             3.1 Organization and Good Standing. Winlit (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization as set forth on Schedule 3.1 hereto and
Schedule 3.1 is a complete, correct and accurate list of such jurisdiction of incorporation, (ii) has all requisite corporate power and authority to enter into and perform and do all things contemplated under this Agreement and all documents and agreements necessary to give effect to the provisions of this
Agreement, to own and lease its assets and to carry on and operate its business and operations as now being conducted and as proposed to be conducted by it under existing agreements, (c) is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification and Schedule 3.1 is a complete, current and accurate list of all such jurisdictions of qualification, and (d) does not conduct any of its business or operations, through any other limited liability company, corporation, partnership

or other entity. La Nouvelle Renaissance, Inc. and NY 10018, Inc. are inactive subsidiaries of Winlit which neither own any Assets nor have any current business operations.

             3.2 Organizational Documents. A copy of the certificate of incorporation as amended to the date hereof (certified by the Secretary of State of the State of New York and the bylaws of Winlit have been delivered to Buyer and such documents are complete and correct and represent the presently effective certificate of incorporation and bylaws of Winlit. The minutes of the meetings of the board of directors of Winlit authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (certified by Winlit's Secretary), copies of which have been delivered to
Buyer are true, accurate and complete as of the Closing Date.

             3.3 Ownership of Winlit. Schedule 3.3 lists all of the outstanding shares of capital stock of Winlit and the names of the owners thereof.

             3.4 Authorization and Binding Obligations. The execution, delivery and performance by the members of the Winlit Group of this Agreement have been duly and validly authorized by all necessary action, including approval of the entire transaction by the requisite vote of Winlit's board of directors and shareholders. This Agreement has been duly executed and delivered by each member of the Winlit Group and constitutes a legal, valid and binding agreement of each member of the Winlit Group, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

             3.5 No Contravention. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Winlit does not and as of the Closing
Date will not (a) violate any provisions of the certificate of incorporation or bylaws of Winlit, (b) conflict with, result in the breach of, or constitute (or with notice or lapse of time or both constitute) a default under, or result in the creation of any Encumbrances upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under or with respect to any agreement or other instrument to which any member of the Winlit
Group is a party or by which any of the Assets is bound or affected or (c)
violate any laws, regulations, orders or judgments writs, injunctions, awards, decrees or licenses applicable to any member of the Winlit Group with respect to any of the Assets.

             3.6 Title to Assets. Except as set forth on Schedule 3.6 hereto,
Winlit has good and marketable title to all the real and tangible personal property and intangible property to be transferred by it to Buyer hereunder, free and clear of any Encumbrances. The bills of sale, assignments of leases, agreements, contracts and other arrangements, and other instruments delivered to
Buyer by the Winlit Group on the Closing Date will be in form and substance sufficient to vest in Buyer, and the transfer to Buyer by Winlit of the Assets on the Closing Date will convey to Buyer, good and marketable title to the
Assets, free and clear of any Encumbrances whatsoever. The Assets include all assets which are necessary to conduct the Business as presently conducted. The
Assets are (i) in the possession of the Winlit Group, (ii)

suitable for the uses and purposes for which they are being used or are intended, and (iii) in compliance with applicable federal, state or local statutes, ordinances and regulations.

             3.7      Financial Statements and Material Adverse Changes.

                 (a) Schedule 3.7 contains the following: (i) audited financial statements, including balance sheets and statements of income, retained earnings and cash flows of Winlit as of, and for the years ended, December 31, 2002 and
2003, (ii) an unaudited balance sheet, statement of income, retained earnings and cash flows of Winlit as of and for the year ended December 31, 2004, (iii)
an unaudited balance sheet and statement of income of Winlit for the three month period ended March 31, 2005, and (iv) unaudited balance sheet and income statements of Winlit, for each of the four quarters in 2004 (collectively, the
"Financial Statements"). To the knowledge of each of the members of the Winlit
Group, each of the Financial Statements is true, complete and correct in all material respects, and fairly presents results of operations, financial condition, assets, liabilities and cash flows of Winlit for the periods specified. To the knowledge of each of the members of the Winlit Group, the
Financial Statements have been prepared (i) in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto, and (ii) on a consistent basis with each other, except as set forth on
Schedule 3.7. To the knowledge of each of the members of the Winlit Group, the unaudited Financial Statements reflect all adjustments, consisting only of normal recurring adjustments necessary to present fairly the financial condition of Winlit as of the date of such Financial Statements and the results of operations for the periods then ended. To the knowledge of each of the members of the Winlit Group, (i) all material liabilities and obligations, whether accrued, absolute, contingent, direct or indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due have been disclosed in the Financial Statements or in the notes thereto, (ii) the statements of income included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned in the ordinary course of business except as expressly specified on Schedule 3.7 as attached hereto on the date hereof, and (iii) all amounts billed to customers of Winlit reflected on the Financial Statements and Schedule 3.7 hereto are for the
Business and not for any other business. Each member of the Winlit Group acknowledges and agrees that Buyer is relying on the accuracy and completeness of the Financial Statements in making its determination as to whether it must file the Financial Statements with the Securities and Exchange Commission.

                 (b) There have been no material adverse changes, individually or in the aggregate, in the Assets, liabilities, business, prospects, revenues, expenses, results of operations or condition, financial or otherwise, of Winlit since December 31, 2004, except that Winlit has incurred a net loss in excess of
$6.0 million since January 1, 2005.

                 (c) The Winlit Group has provided Buyer with projections for the Business through 2005 which are attached as Schedule 3.7 (c) (the "Winlit
Projections"). The Winlit Projections were prepared in good faith and are based upon assumptions and estimates that the members of the Winlit Group believed to be reasonable at the time of preparation; it being understood by Buyer that projections such as the Winlit Projections are inherently subject to risks, uncertainties and other factors that may cause actual results to differ from those stated in such Projections.

                                         9

             3.8 Inventories. Except as set forth on Schedule 3.8 hereto,
Purchased Inventory does not include any items below standard quality, damaged or spoiled, obsolete or of a quality or quantity not usable or saleable in the normal course of the Business as currently conducted within normal inventory
"turn" experience.

             3.9 Leases. Schedule 3.9 sets forth a true and complete list of all leases under which Winlit is a lessee or under which it is operating. Winlit enjoy peaceful and undisturbed possession under all of their respective leases and all of such leases are valid and enforceable in accordance with their respective terms, and there is not under any such lease any existing default or any condition, event or act which, with notice or lapse of time or both, would constitute a default.

             3.10 Licenses and Authorizations. Schedule 1.1(a) hereto contains a true and complete list of all licenses and authorizations required for the continued operation of the Business as now conducted under existing agreements, if any, and Winlit is the authorized legal holder of each such license and authorization. Such licenses and authorizations are in full force and effect.

             3.11 Contracts. Schedule 1.1(c) contains a true and complete list of all contracts, leases, agreements and commitments of every nature in full force and effect with respect to Winlit and the Business. Winlit has complied
(in accordance with their terms) with all of the provisions of such contracts, leases, agreements and commitments and with all of the provisions of the
Orders-in-Process, and there are no defaults thereunder. All such contracts, leases, agreements, commitments and Orders-in-Process are valid and binding in accordance with their terms, and true and complete copies of all such written contracts, leases, agreements, commitments and Orders-in-Process and all amendments and modifications thereto have been delivered to Buyer.

             3.12 Franchises, Trademarks and Trade Names. Except as set forth on
Schedule 3.12 hereto, all franchises, trademarks, trade names, service marks, copyrights, licenses, privileges and other proprietary rights held by Winlit, as described in Section 1.1(a) hereto, are owned by Winlit, or licensed for its use and are valid and in good standing, free and clear of any Encumbrances whatsoever. The Winlit Group has taken all necessary action to protect such proprietary rights. No other trademarks, trade names, service marks, copyrights, licenses, privileges and other proprietary rights are necessary for the conduct of the Business. Among the other trademarks set forth on Schedule 3.12 hereto,
Winlit, LNR and NY 10018 are valid and enforceable trademarks of Winlit and are transferable to Buyer. The Business conducted by Winlit does not infringe upon or conflict with any patent, trademark, trade name, service mark, copyright, license or other proprietary right of any third party, and no member of the
Winlit Group has received any notice of infringement upon or conflict with the asserted rights of others.

             3.13 Employees. Except as set forth in Schedule 3.13 hereto, there are no collective bargaining agreements, professional or personal service contracts, incentive plans for salespeople, bonus plans and other similar agreements, plans, arrangements and practices including employee benefit plans within the meaning of 3(3) of ERISA (whether or not subject to ERISA), or employment agreements, bonus commitments or any other material plan,

agreement or arrangement covering present or future employees or other personnel of Winlit or with respect to which Winlit has any direct or indirect liability, whether in connection with the transactions contemplated by this Agreement or otherwise (the "Employee Plans"). Schedule 3.13 includes a list of all employees currently employed by Winlit together with (i) the compensation received by them in each of 2003 and 2004, their current annual salary and all other compensation and fringe benefits to which they are or may be entitled; and (ii) the amount of accrued bonuses, vacation, sick leave, family leave and other leave for such personnel. Winlit is not in default in any material respect with respect to any of the foregoing obligations and the Winlit Group will bear full responsibility for any such obligation outstanding, or due, owing or accrued as of the Closing
Date, except that Buyer agrees to allow persons who become employees of Buyer to take all accrued vacation and sick days set forth on Schedule 3.13, it being understood that (i) any vacation or sick days taken by such employee shall first be credited against the days listed on Schedule 3.13 and (ii) if any such employee leaves the employ of Buyer and is entitled to be paid for any vacation and sick days set forth on Schedule 3.13, the members of the Winlit Group shall, jointly and severally, be liable to reimburse Buyer for any such payments made by it to any such employee without regard to the limitations of liability set forth in Section 7(f)(i). Neither Winlit nor any of its Affiliates is in default with respect to any (a) contributions or material obligations under any Employee
Plan or (b) withholding or other employment taxes or payments on behalf of any current or former employee for which it is obligated on the date hereof. There are no labor controversies pending or threatened with respect to the employees of Winlit. The employees of Winlit are not represented by any labor union and no union organizational campaign is in progress with respect to such employees.

             3.14 Employee Plans. Except as specifically set forth on
Schedule 3.14, (i) Winlit does not maintain, contribute to (or have an obligation to contribute to) or has not maintained, adopted or contributed to a pension plan (within the meaning of Section 3(2) of ERISA) which is subject to
Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, (ii) there has been no accumulated funding deficiency within the meaning of 302(a)(2) of
ERISA or Section 412 of the Code with respect to any funded pension plan which has resulted or could result in the imposition of a lien upon any of the Assets, and (iii) Winlit has not incurred nor will incur any liability, direct or indirect, contingent or otherwise under Title IV of ERISA.

             3.15 Litigation. Except as set forth in Schedule 3.15, (i) there are no actions, suits, proceedings or investigations of any nature at law or in equity, pending or, to the knowledge of the members of the Winlit Group, threatened against or relating to Winlit, or any of the Assets or, to the knowledge of the members of the Winlit Group, affecting the Winlit Group or any of the Assets, which might reasonably result in an adverse effect upon the business or operations or condition, financial or otherwise, of Winlit, or the
Assets, which seeks to enjoin, prohibit or otherwise challenge the transactions contemplated hereby or which might reasonably result in an adverse effect on the enjoyment and use by Buyer of any of the Assets to be acquired hereunder, and
(ii) no unsatisfied judgment, award, order or decree has been rendered against or affecting Winlit or the Assets which might reasonably result in an adverse effect upon the business or operations or condition, financial or otherwise, of
Winlit, or any of the Assets or which adversely affects the validity or enforceability of any of the contracts, leases, agreements, commitments or
Order-in-Process listed in the Schedules hereto.

             3.16 Taxes.

                 (a) Except as set forth in Schedule 3.16, Winlit has duly and timely filed all foreign, federal, state, county and other Tax Returns required to be filed, and such Tax Returns were true, complete and correct in all material respects. Winlit has made available to Purchaser copies of all Tax
Returns with respect to the conduct of its business and the ownership of the
Assets filed by them during the six-year period prior hereto. Winlit has paid, or made provisions in accordance with generally accepted accounting principles for the payment of, all Taxes due (whether or not shown on any Tax Return)
through and including the Closing Date, including, but not limited to with respect to 2004. There is not currently pending any dispute or claim concerning any Tax liability with respect to the income, business, operations or property of Winlit either claimed or raised by any Taxing authority. No claim has been made by a Taxing authority in a jurisdiction where Winlit does not file Tax
Returns that it is or may be subject to Tax in that jurisdiction.

             (b) All Taxes which Winlit was required by law to withhold, deposit or collect in connection with any amount paid or owing to any employee, independent contractor, creditor, partner or other third party have been duly withheld, deposited and collected and, to the extent required, have been paid to the relevant Taxing authority.

             (c) None of the Assets are (1) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code or (2) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code.

             (d) No member of the Winlit Group has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the ownership of the Assets or the operation of the Business on or prior to the
Closing Date. Except as otherwise provided on Schedule 3.16, no member of the
Winlit Group is currently the beneficiary of any extension of time within which to file any Tax Return. No member of the Winlit Group is a party to any Tax allocation or sharing agreement.

             (e) None of the Assets is an interest in any entity that is treated as a partnership for U.S. federal income Tax purposes or would be treated as a pass-through or disregarded entity for any Tax purpose.

             (f) None of the Assets is a "United States real property interest"
within the meaning of Section 897(c) of the Code.

             3.17 Books of Account. To the knowledge of each member of the
Winlit Group, the books of account and other records of Winlit relating to its business and operations are complete and correct, are based on an adequate system of internal controls and accurately present and reflect all of the transactions relating to such businesses and operations to which they are parties or by which they are bound.

             3.18 Outside Interests. Except as set forth on Schedule 3.18, none of Winlit's shareholders, members, officers, directors, managers or employees owns, directly or indirectly, individually or collectively, an interest in any entity which is or is expected to be a competitor, customer or supplier of (or has or is expected to have any existing contractual relationship with)

                                       12

Winlit, nor does any such shareholder, member, officer, director, manager or employee receive income from any source other than Winlit which relates to, or should properly accrue to, Winlit.

             3.19 Relations. To the knowledge of each member of the Winlit
Group, Winlit has good relations with all its customers, suppliers, licensors and others having a business relationship with it and any entity and individual which is expected to be a customer, licensor or supplier of the Division.
Schedule 3.19 sets forth all existing disputes between Winlit and any customer where the customer alleges it received defective goods or is entitled to any chargebacks or markdowns against invoices of Winlit. Each of Winn and Madris shall use his best efforts to assure that such relations continue with Buyer after the consummation of the transactions contemplated hereby.

             3.20 Conduct of the Business. Except as set forth on Schedule 3.20, the Winlit Group has conducted the business and operations of Winlit in the ordinary course consistent with past practices since December 31, 2004.

             3.21 Insurance. The Winlit Group has maintained valid and
enforceable insurance policies on the Assets and the respective businesses, operations and personnel of Winlit . Schedule 3.21 contains a correct and complete description, including policy numbers, of such insurance policies. Such policies are in full force and effect, and no member of the Winlit Group is in default under any of them. No member of the Winlit Group has received any notice of non-renewal, cancellation or intent to cancel, not renew or increase premiums or deductibles with respect to such insurance policies nor, to the knowledge of each member of the Winlit Group, is there any basis for such action. Schedule
3.21 also contains a list of all pending claims with any insurance company
(other than health, medical and dental insurance claims of employees). Buyer shall be entitled to all proceeds paid under such insurance policies after the
Closing Date with respect to any claims which are asserted by or against any of the parties hereto and are related to any of the Assets or any of the Assumed
Obligations.

             3.22 Related Transactions. Since December 31, 2001, except as set forth on the Schedule 3.22, to the knowledge of each member of the Winlit Group, no current or former officer, director, partner, shareholder, member or manager of Winlit (including their respective family members), (i) has engaged in any transaction with Winlit, or (ii) has been the direct or indirect owner of an interest in any other officer, director, partner, shareholder, manager or member which is a present (or potential) competitor, supplier or customer of the
Business, nor does any such officer, director, partner, shareholder, manager or member receive income from any source other then the Business which relates to, or should properly accrue to the Business.

             3.23 Disclosure. To the knowledge of each member of the Winlit
Group, the Winlit Group has not failed to disclose to Buyer any information adverse to the assets, liabilities, business, financial condition or results of operations or prospects of the business of Winlit or to the Business, except as to matters affecting the economy generally, and no information furnished by or on behalf of the Winlit Group to Buyer contains any untrue statement of a material fact or omits to state a material fact necessary to make such statement, in the light of the circumstances under which it was made, not misleading. To the knowledge of each member of the Winlit Group, all written information, in whatever form, furnished by the Winlit Group to Buyer, was true and correct as of the date so furnished and, except as the accuracy thereof is affected by the passage of time, remains true and correct in all material respects as of the date hereof.

         4. Representations and Warranties of Buyer. Buyer represents, warrants and covenants to the Winlit Group that:

             4.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of
New York, with full corporate right, power and authority to enter into and perform and do all things contemplated under this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement.

             4.2 Authorization and Binding Obligations. The execution, delivery and performance of this Agreement has been duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the requisite vote of the board of directors of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes a valid and binding agreement of
Buyer, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

             4.3 No Contravention. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and the compliance with the provisions hereof by Buyer do not (i) violate any provisions of the articles of incorporation or by-laws of Buyer, (ii) conflict with, result in the breach of, or constitute a default under, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, under the provisions of any agreement or other instrument to which Buyer is a party or by which the property of Buyer is bound or affected that has not been obtained or (iii) violate any laws, regulations, orders or judgments applicable to Buyer.

         5. Conditions Precedent to the Obligations of the Parties. The
obligations of the parties under this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following express conditions precedent, except such conditions as may be waived by the party to which the obligation is owed.

             5.1 Delivery of Instruments of Conveyance and Transfer. Buyer shall have received the instruments and other documents required to be delivered to it pursuant to Sections 2.3(a) and (b) hereof.

             5.2 Delivery of Instruments of Assumption. Buyer shall have delivered to Winlit, in accordance with Section 2.3(c) hereof, instruments whereby Buyer assumes and agrees to perform the Assumed Obligations.

             5.3 Accuracy of Representations and Warranties. The representations and warranties made herein (and in any document, including any Schedules hereto, delivered in connection herewith) by each party shall be true and correct as of the Closing Date.

             5.4 Compliance with Agreement. All of the terms, covenants and conditions of this Agreement to be performed or complied with by Buyer and the members of the Winlit Group on or prior to the Closing Date shall have been duly performed or complied with.

             5.5 No Obstructive Proceeding. (i) No action or proceeding shall have been instituted against any of the parties to this Agreement before any court or any governmental department, agency or commission to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated hereby; and (ii) no action or proceeding shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be existing against, any of the parties which would render it unlawful, as of the Closing
Date, to effect the transactions contemplated hereunder in accordance with the terms hereof or would affect, as of the Closing Date, the validity of this
Agreement.

             5.6 Consents. The Winlit Group shall have obtained and delivered to
Buyer any necessary consents to the assignment to Buyer of all leases, contracts and agreements listed on any schedule hereto, without change or modification of the terms thereof. The Winlit Group shall have also delivered to Buyer copies of any other third party consents or approvals which the Winlit Group has obtained.

             5.7 Authorization. Each party shall have received certified copies of all the respective actions taken by the other party authorizing and approving the execution and delivery of this Agreement, and the consummation of the transactions contemplated thereunder.

             5.8 Opinion of Counsel. Buyer shall have received the written opinion of Silverberg Stonehill & Goldsmith, P.C., counsel for the Winlit Group, dated the Closing Date, substantially in the form attached to this Agreement as
Exhibit A.

             5.9 Employment Agreement. Winn shall have entered into an
employment agreement with Buyer, substantially in the form of Exhibit B hereto
(the "Employment Agreement").

             5.10 License  Agreements.  Buyer shall have executed new
license agreements or assignments of existing license agreements with (i)
Guess?, Inc. and Guess? Licensing, Inc. for Guess Mens
outerwear and Guess Ladies outerwear (ii) Tommy Hilfiger Licensing, Inc. for
Hilfiger men's outerwear, (iii) London Fog Industries, Inc. for men's and women's leather outerwear, (iv) Pacific Trail, Inc. for men's and women's leather outerwear, (v) L.C. Licensing, Inc. for Ellen Tracy women's outerwear, and (vi) AZ3, Inc. for BCBGMaxAzria women's outerwear, in each case on terms and conditions satisfactory to Buyer.

             5.11 Lease. Buyer shall have executed a new lease, or an assignment and assumption of the existing lease with The Arsenal Company, LLC for space at
463 Seventh Avenue in New York City for the Division, in either case on terms and conditions satisfactory to Buyer.

             5.12 No Material Adverse Change. There shall have occurred no material adverse change in the assets or condition (financial or otherwise), results of operations, employee, customer or supplier relations, business activities or business prospects of Winlit, nor

                                       15

do the members of the Winlit Group know of any such change which is threatened, nor has there been any damage, destruction or loss materially adversely affecting any of Assets, or the business condition (financial or otherwise), results of operations, prospects or activities of Winlit, whether or not covered by insurance.

         6. Brokers. Each of Buyer on the one hand and the Winlit Group on the other, represents and warrants to the other that it has not engaged a broker or finder in connection with this Agreement and the transactions contemplated herein or any aspect thereof, except that the Winlit Group has engaged Marketing
Management Group, Inc. ("MMG") and the Winlit Group is solely responsible for the fees and expenses of MMG. Each party agrees to indemnify and hold the other harmless from any and all loss, cost, liability, damage and expense (including reasonable legal and other expenses incident thereto) in respect of any claim for a broker's or finder's fee or commission or similar payment by virtue of any alleged agreements, arrangements or understandings with the indemnifying party.
Notwithstanding any other provision of this Agreement, the representations, warranties and covenants contained in this Section 6 shall survive the Closing
Date without limitation.

         7. Survival and Indemnification.

                 (a) Except as otherwise provided herein, the several
representations, warranties, covenants, and agreements of the parties contained in this Agreement (or in any document delivered in connection herewith) shall be deemed to have been made on the Closing Date, shall be deemed to be material and to have been relied upon by Buyer and the Winlit Group notwithstanding any investigation made by Buyer or members of the Winlit Group, shall survive the
Closing Date and shall remain operative and in full force and effect for a period of two years following the Closing Date, except as to any matters with respect to which a bona fide written claim has been made or an action at law or in equity shall have commenced before such date, in which event survival of the applicable representations and warranties shall continue (but only with respect to, and the extent of, such claim) until the final resolution of such claim or action including all applicable periods for appeal; provided, however, the representations and warranties of the Winlit Group contained in Section 3.6,
3.14 and 3.16 hereof shall survive until 90 days following the expiration of all applicable statutes of limitation (including periods of extension, whether automatic or permissive) applicable to claims arising from such representations and warranties; and provided further, that the respective, covenants and agreements of Buyer and the Winlit Group contained in Sections 6, 7, and 8 hereof shall continue without any time limitation.

                 (b) Each of the members of the Winlit Group, jointly and
severally, shall indemnify and hold Buyer and its affiliates and their respective officers, directors, managers, members, stockholders, employees, agents and successors and assigns harmless from and against (i) any and all loss, cost, liability, damage and expense (including legal fees, expert costs and other expenses incident thereto) (each a "Loss" and, collectively, "Losses")
arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any representation, warranty, covenant or agreement of any member of the Winlit Group under this Agreement or any document delivered to
Buyer in connection herewith, (ii) any and all liabilities and obligations of the members of the Winlit Group (other than the Assumed Obligations) of any nature whatsoever, whether accrued, absolute, fixed, contingent, or otherwise known or unknown

to the members of the Winlit Group, including, but not limited to, Losses with respect to any liability of the members of the Winlit Group deemed to have been assumed by Buyer by virtue of common law, statute or regulation or failure to comply therewith, which liability Buyer has not expressly agreed to assume hereunder, including without limitation, Bulk Transfer Laws in effect in the
State of New York; (iii) any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable, including without limitation any liability for Taxes (a) of the members of the Winlit Group, whether or not it relates to the operation of Winlit's business, (b) arising from the operation of
Winlit's business or the ownership of the Assets on or prior to the Closing Date or (c) arising out of the consummation of the transactions contemplated hereby
(for purposes of this Section 7(b), all real property Taxes, personal property
Taxes and similar ad valorem obligations levied with respect to the Assets for a
Tax period that includes (but does not end on) the Closing Date shall be apportioned between Winlit and Buyer based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date), (iv) any Loss arising from customer complaints or any related customer chargebacks or markdowns relating to the business of Winlit prior to the Closing, (v) Losses with respect to the failure by any member of the Winlit Group to obtain any third party consents required to effect the transactions contemplated by this
Agreement, (vi) any and all Losses arising out of workers compensation claims relating to periods prior to the Closing Date or any liabilities or obligations arising under any Employee Plan (as defined in Section 3.13), ERISA, or Section
4980B of the Code and (vii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing.

                 (c) Buyer shall indemnify and hold the Winlit Group, and each of their respective affiliates, officers, directors, stockholders, members, managers, employees, agents and successors and assigns, harmless from and against (i) any and all Losses arising out of or resulting from any inaccuracy, misrepresentation or breach or non-fulfillment of any covenant or agreement of
Buyer under this Agreement or any document delivered by Buyer to Winlit in connection herewith, (ii) any and all Losses arising out of or in connection with the ownership or operation of the Assets or the Assumed Obligations, in each case with respect to periods after the Closing Date, (iii) all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including, without limitation, any legal fees and expenses, incident to any of the foregoing, (iv) any Loss arising from customer complaints or any related customer chargebacks or markdowns relating to the business of the
Division after the closing and (v) any and all Losses arising out of workers compensation claims relating to periods after the Closing Date by employees of the Division or any liabilities or obligations relating to the Division under any employee plan of Buyer, ERISA or Section 4980B of the Code.

                 (d) The indemnity agreements in this Section 7 shall be in addition to any other indemnity obligations any party may have to another party pursuant to any other provision of this Agreement and to any liability which any party may incur to another party and shall not foreclose any other rights or remedies any party may have to enforce the provisions of this Agreement.

                 (e) The following indemnification procedure shall apply to the foregoing agreements:

                       (i) The party who is seeking indemnification (the
"Claimant") for a Loss shall give written notice (in accordance with the other provisions of this Agreement) to the party from whom indemnification is sought
(the "Indemnitor") promptly after the Claimant learns of the claim or proceeding, provided, that the failure to give such notice shall not relieve the
Indemnitor of its obligations hereunder except to the extent it is actually damaged thereby.

                       (ii) With respect to any third-party claims or
proceedings as to which the Claimant is entitled to indemnification, the
Indemnitor shall have the right to select and employ counsel of its own choosing to defend against any such claim or proceeding, to assume control of the defense of such claim or proceeding, and (subject to the last sentence of this Section
7(e)(ii)) to compromise, settle or otherwise dispose of the same, if the
Indemnitor deems it advisable to do so, all at the expense of the Indemnitor.
The parties will fully cooperate in any such action, and shall make available to each other any books or records useful for the defense of any such claim or proceeding. The Claimant may elect to participate in the defense of any such third party claim, and may, at its sole expense, retain separate counsel in connection therewith. Notwithstanding the foregoing, (i) the Claimant shall not settle or compromise any such third party claim without the prior written consent of the Indemnitor and (ii) the Indemnitor shall not settle or compromise any such third party claim without the prior written consent of the Claimant, provided, that, in each case, consent shall not be unreasonably withheld.

                 (f) The joint and several obligations of the members of the
Winlit Group pursuant to the provisions of this Section 7 are subject to the following limitations:

                       (i) The members of the Winlit Group shall not be liable
to Buyer under this Section 7 until liabilities incurred exceed $50,000 in the aggregate and then only to the extent of such excess;

                       (ii) Buyer shall not be entitled to recover from the
members of the Winlit Group under this Section 7 in excess of $5,000,000 in the aggregate; and

                       (iii) The limitations of the liability of the members of
the Winlit Group set forth in clauses (i) and (ii) above shall not be applicable to (A) any claims determined by a court of competent jurisdiction to arise from fraud by any of the members of the Winlit Group or (B) any amounts required to be repaid pursuant to Section 2.4(b)(iii).

                 (g) Buyers obligations pursuant to the provisions of this
Section 7 are subject to the following limitations:

                       (i) Buyer shall not be liable to the Winlit Group under
this Section 7 until liabilities incurred exceed $50,000 in the aggregate and then only to the extent of such excess;

                       (ii) The Winlit Group shall not be entitled to recover
from Buyer under this Section 7 in excess of $5,000,000 in the aggregate; and

                       (iii) The limitations of Buyer's liability set forth in
clauses (i) and (ii) above shall not be applicable to any claims determined by a court of competent jurisdiction to arise from fraud by Buyer.

         8. Post-Closing Agreements.

             (a) Delivery of Property Received by the Winlit Group or Buyer
After Closing. Each member of the Winlit Group agrees that he or it will transfer or deliver to Buyer, promptly after the receipt thereof, any property which he or it receives after the Closing Date in respect of the Assets transferred or intended to be transferred to Buyer under this Agreement.

             (b) Cooperation After the Closing. The parties shall, at any time, and from time to time, after the Closing Date, execute and deliver such further instruments of conveyance and transfer and take such additional action or may be reasonably necessary to effect, consummate, confirm or evidence the transactions contemplated by this Agreement including using their best efforts to obtain any third party consents not obtained as of the Closing Date.

             (c) Removal of Encumbrances. Each member of the Winlit Group agrees to assist Buyer and shall act in good faith in assisting Buyer, all to the extent requested by Buyer, in the removal of any and all Encumbrances whatsoever on any Asset, including without limitation on any Orders-in-Process.

             (d) Insurance. The Winlit Group shall maintain general liability and product liability insurance policies with respect to the business and operations of Winlit of a kind and in an amount existing prior to the Closing
Date for a period of one year after the Closing Date.

             (e) Non-Competition.

                 (i) Each of Winn and Madris covenant and agree that (i) in the case of Madris, from the Closing Date through December 31, 2006, and (ii) in the case of Winn, from the Closing Date to January 31, 2009, he shall not anywhere in the United States, Canada or another country where Buyer is conducting business, directly or indirectly, as owner, partner, joint venturer, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any other capacity whatsoever (as applicable) engage in, become financially interested in, be employed by, render any consultation or business advice to, or have any connection with, any person, firm, corporation, business or other enterprise which is engaged in the manufacture, distribution, sale, production or promotion of mens' and/or womens' outerwear; provided, however, that (A) each of Winn and Madris may own any securities of any corporation which in engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time the lesser of (a) $500,000 or (b)
4.9% of any class of stock or securities of such company; (B) any association by
Madris with BCBGMaxAzria shall not be deemed to violate his obligations under this paragraph; (C) Winn's and Madris' interest in the facilities disclosed in
Schedule 3.18; and (D) any activities during the nine month period from the
Closing Date with respect to the wind-up of the business of Winlit shall not be deemed to violate the obligations of Winn or Madris under this paragraph.

                                        19

                 (ii) Each of the Winn and Madris agree that the remedy at law for any breach of the covenants contained in Section 8(e)(i) hereof would be difficult to ascertain and therefore, in the event of breach or threatened breach of any such covenants, Buyer, in addition to any other remedy, shall have the right to enjoin Winn and Madris from any threatened or actual activities in violation thereof and each of Winn and Madris hereby consent and agree that temporary and permanent injunctive relief may be granted in any proceedings which may be brought to enforce any such covenants without the necessity of proof of actual damages. If any portion of the restrictions set forth in this
Section 8(e) should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected. Each of Winn and
Madris declare that the territorial and time limitations set forth in this
Section 8 are reasonable and properly required for the adequate protection of the business of Winlit being purchased by Buyer. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Winn and Madris, as applicable, agree to the reduction of the applicable territorial or time limitation to the area or period which such court shall deem reasonable.

             (f) Termination of Employment by Winn. If, on or prior to
December 31, 2006, Winn voluntarily terminates his employment with Buyer, each member of the Winlit Group, jointly and severally, agrees to immediately pay to
Buyer an aggregate of $1,000,000, it being understood that termination of Winn's employment by death or disability or justifiable cause (each as defined in the
Employment Agreement) shall not be considered a voluntary termination for purposes of this Section 8(f).

             (g) Working Capital. Buyer agrees that it will provide the Division with working capital during the period ending December 31, 2005 in order to operate the Division on a basis consistent with the Winlit Projections.

             (h) Freeman and Employee Bonuses. (i) Subject to the terms of this paragraph, Buyer agrees to pay Geoffrey Freeman ("Freeman") a bonus equal to (i)
0.6% of Division's DOI for the fiscal year ending January 31, 2006, provided that the Division's DOI for such period is at least $4,000,000, provided, further, that in determining whether the Division has achieved the Minimum DOI for the period beginning after the Closing Date and ending January 31, 2006 an amount equal to $245,000 shall be added to the actual DOI for such period; and
(ii) 1.3% of the Division's DOI for the fiscal years ending January 31, 2007,
2008 and 2009, provided that the Division's DOI for such fiscal years is at least $2,500,000, $3,000,000 and $3,000,000, respectively. A bonus shall be payable to Freeman with respect to a fiscal year only if he is an employee of
Buyer on the last day of such fiscal year. It is understood that nothing in this paragraph shall constitute an agreement to continue to employ Freeman and, that while employed by Buyer, Freeman shall be an "at will" employee; and (ii) Buyer agrees that if the Division's DOI for the fiscal year ending January 31, 2006 is at least $5,500,000, Buyer shall create a bonus pool for the employees of the
Division in an amount equal to 1% of the Division's DOI to be paid to such employees as agreed to by Buyer and Winn.

             (i) Additional Financial Statements. The Winlit Group agrees to prepare and deliver to Buyer no later than thirty days from the Closing Date an unaudited balance sheet as of the Closing Date and an unaudited income statement of Winlit for the period

from January 2005 through the Closing Date. The Closing Date financial statements delivered pursuant to this Section 8(i) shall become part of the
"Financial Statements" as defined in Section 3.7(a).

             (j) G-III Guaranty. G-III hereby guaranties the payment and performance of Buyer's obligations under this Agreement.

             (k) Change of Name. Winlit agrees to file a Certificate of
Amendment to its Certificate of Incorporation (to be filed with the Secretary of
State of the State of New York immediately following the Closing) changing its name from "Winlit Group, Ltd." to "Stusam, Inc.". Following the filing of the
Certificate of Amendment with the Secretary of State of the State of New York, no member of the Winlit Group will use the name "Winlit Group, Ltd.", or any derivative thereof; provided, however, that Buyer shall permit Winlit for a period of nine months from the Closing Date to use the Winlit name to collect
Winlit's accounts receivable, liquidate inventory that is not Purchased
Inventory and liquidate all other Excluded Assets.

         9. Costs, Expenses, etc. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein, and shall not be entitled to any reimbursement therefor from the other party;
provided, however, all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Winlit when due, and Winlit will, at the expense of the Winlit Group, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Buyer will join in the execution of any such Tax Returns and other documentation; provided further, however, that Buyer shall reimburse Winlit for one-half of the first $40,000 of sales taxes paid by Winlit related to sales of
Assets pursuant to this Agreement, and for all such sales taxes that are in excess of $40,000.

         10. Notice of Proceedings. Buyer or the Winlit Group as the case may be, will promptly notify the other in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this
Agreement or the transactions contemplated hereby, or to nullify or render ineffective this Agreement or such transactions if consummated.

         11. Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given: (i) in the case of a facsimile transmission, upon the next business day following confirmation of transmission, (ii) in the case of delivery by a standard overnight carrier, upon the date of delivery indicated in the records of such carrier, (iii) in the case of delivery by hand, when delivered by hand, or (iv) in the case of delivery by first class mail, upon the expiration of five business days after the date mailed by registered or certified mail (return receipt requested), addressed to the respective parties at the addresses shown below.

                                        21

             (a) If to Buyer or G-III to:

                                 c/o G-III Leather Fashions, Inc.
                                 512 Seventh Avenue
                                 New York, New York 10018
                                 Fax:     (212) 719-0921
                                 Attn: Wayne Miller

                                 with a copy to:

                                 Neil Gold, Esq.
                                 Fulbright & Jaworski L.L.P.
                                 666 Fifth Avenue
                                 New York, New York 10103
                                 Fax:     (212) 318-3400

             (b) If to Winlit to:

                                 Winlit Group, Ltd.
                                 c/o David Winn
                                 63 Round Hill Road
                                 Armonk, New York 10504

             (c) If to Mr. David Winn:

                                 63 Round Hill Road
                                 Armonk, New York 10504

             (d) If to Mr. Richard Madris:

                                7 Deer Ridge Lane
                                Armonk, New York 10504

                                with a copy to:

                                Michael Goldsmith, Esq.
                                Silverberg Stonehill & Goldsmith, P.C.
                                111 West 40th Street, 33rd Floor
                                New York, New York

         or at such other address as a party shall specify by notice to the other parties.

         12. Headings and Entire Agreement. The section and subsection headings do not constitute any part of this Agreement and are inserted herein for convenience of reference only. This Agreement embodies the entire agreement between the parties with respect to the subject matter hereof and supersedes and preempts all prior oral and written understandings and

agreements with respect to the subject matter hereof. It may not be amended, modified or changed orally, but only in writing signed by the party against whom enforcement of any amendment, modification, change, waiver, extension or discharge is sought.

         13. Public Announcements. None of the parties hereto shall make any press release or other public statement concerning the matters covered by this
Agreement without the approval of the other party hereto, except as in the opinion of counsel for the party making the release or statement is required by law or applicable regulation, and shall in all events permit the other party an opportunity to review any such release or statement prior to dissemination.

         14. Waiver. No waiver of a breach of, or default under, any provision of this Agreement shall be deemed a waiver of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

         15. Binding Effect and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.
No member of the Winlit Group may assign any obligation under this Agreement except with the prior written consent of the Buyer.

         16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement.

         17. Governing Law. This Agreement is to be governed by and interpreted under the laws of the State of New York, without giving effect to the principles of conflicts of laws thereof.

                                       23

         IN WITNESS WHEREOF, each party has caused this Agreement to be duly executed, sealed and delivered in its name and on its behalf, all as of the date and year first above written.

                                            G-III LEATHER FASHIONS, INC..

                                            By:   /s/ WAYNE S. MILLER
                                                -------------------------------
                                            Name:  Wayne S. Miller
                                            Title: Senior Vice President

                                            G-III APPAREL GROUP, LTD.
                                            (as to Section 8(j))

                                            By:  /s/ WAYNE S. MILLER
                                               --------------------------------
                                            Name:  Wayne S. Miller
                                            Title: Senior Vice President

                                            WINLIT GROUP, LTD.

                                            By:  /s/ DAVID WINN
                                               --------------------------------
                                            Name: David Winn
                                            Title: President

                                            /s/ DAVID WINN
                                            -----------------------------------
                                            David Winn

                                            /s/ RICHARD MADRIS
                                            -----------------------------------
                                            Richard Madris

                                    Exhibit A

                   Form of Opinion of Counsel for Winlit Group

         1. Winlit is a corporation duly organized, validly existing and in
good standing under the laws of the State of         , with full corporate power
and authority to own or lease its properties and carry on its business as presently conducted and is duly qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the nature of the business conducted by it requires such qualification.

         2. Each member of the Winlit Group has all requisite corporate or other power and authority to execute and deliver the Asset Purchase Agreement and to perform fully its or his obligations thereunder and to consummate the transactions contemplated thereby. The execution, delivery and performance by
Winlit of the Asset Purchase Agreement have been duly and validly authorized by all necessary corporate action, including approval of the entire transaction by the requisite vote of Winlit's shareholders. The Asset Purchase Agreement has been duly executed and delivered by each member of the Winlit Group and constitutes a valid and binding agreement of each member of the Winlit Group, enforceable in accordance with its terms, except as its enforceability may be limited by bankruptcy, insolvency, moratorium or other laws relating to or affecting creditors' rights generally and the exercise of judicial discretion in accordance with general equitable principles.

         3. The execution, delivery and performance of the Asset Purchase
Agreement, the consummation of the transactions contemplated thereby and the compliance with the provisions thereof by each member of the Winlit Group does not and as of the Closing Date will not (a) violate any provisions of the
Certificate of Incorporation or by-laws of Winlit, (b) conflict with, result in the breach of, or constitute a default under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Assets, or require any authorization, consent, approval, exemption or other action by or notice to any third party, court or other governmental or administrative body, of any agreement or other instrument to which any member of the Winlit Group is a party or by which the property of any member of the Winlit Group is bound or affected that are known to us or (c) violate any laws, regulations, orders or judgments applicable to any member of the Winlit Group.

         4. To our knowledge, there are no pending or threatened actions, suits or proceedings against any member of the Winlit Group in respect of the Purchase
Agreement, the Assets or Winlit.

                                    EXHIBIT B

                          Form of Employment Agreement